Exhibit 99.1

Contact:
Rob Mills
CFO
Knology, Inc.
Knology Broadband, Inc.
706-645-8970
rob.mills@knology.com

KNOLOGY BROADBAND PROCEEDS WITH REORGANIZATION;
OPERATIONS AND CUSTOMER SERVICE WILL CONTINUE UNINTERRUPTED

WEST POINT, Ga. (September 18, 2002) – On September 18, 2002, Knology, Inc. (“Knology”) and its subsidiary, Knology Broadband, Inc. (“Broadband”), announced that they were seeking court approval of a consensual, prepackaged plan of reorganization of Broadband. Under the terms of the reorganization, all of the existing 11 7/8% Senior Discount Notes due 2007 issued by Broadband, amounting to $444.1 million principal amount at maturity, would be exchanged for an aggregate of $193.5 million of newly issued 12% Senior Notes due 2009 of Knology and shares of newly authorized preferred stock of Knology representing approximately 19.3% of Knology’s outstanding stock, on an as-converted basis, after giving effect to the reorganization.

As previously announced, Knology and Broadband had negotiated the prepackaged plan with Broadband’s bank lenders and certain holders of the existing Broadband notes and solicited acceptances of the prepackaged plan. The prepackaged plan was accepted by 100% of those voting. As a result, Knology and Broadband believe they have received the acceptances necessary to obtain the court’s approval of the prepackaged plan. Broadband has filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to obtain court approval of the plan and thereby bind all creditors to the plan, even if they did not vote on the plan.

“We appreciate the overwhelming support we received from our major shareholders, our banks, and the vast majority of our bondholders throughout this process. Their endorsement has enabled us to implement the final pieces of our reorganization plan. Regrettably, we have to go the prepackaged route versus the consensual exchange route because of a few holdouts. We are excited, however, to bring closure to this process and concentrate on growing our business,” said Rodger Johnson, Knology’s President and Chief Executive Officer.

Broadband is the only debtor in this proceeding. Knology and the operating subsidiaries of Knology and Broadband, including Interstate Telephone Company, Valley Telephone Co., Inc., Knology of Knoxville, Inc., and the Broadband subsidiaries operating in Augusta and Columbus, Georgia; Huntsville and Montgomery, Alabama; Panama City, Florida; and Charleston, South Carolina, are not involved in the proceeding. During the restructuring, Knology’s operations will continue uninterrupted, customer service will be unaffected, suppliers and other trade creditors will be paid in full, and Knology’s current management team and employees will remain in place.

The securities discussed in this news release to be issued pursuant to the prepackaged plan will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

A copy of the Offering Circular and Solicitation Statement of Knology and Broadband describing the prepackaged plan was filed with the Securities and Exchange Commission by Knology pursuant to Rule 14a-12 of the Securities Exchange Act of 1934 on July 25, 2002.

About Knology and Broadband

Knology and Broadband, headquartered in West Point, Georgia, are leading providers of interactive voice, video and data services in the Southeast. Their interactive broadband networks are some of the most technologically advanced in the country. Knology and Broadband provide residential and business customers over 200 channels of digital cable TV, local and long distance digital telephone service featuring the latest enhanced voice messaging services, and high speed Internet service, which enables consumers to download video, audio and graphic files at fast speeds via a cable modem. Broadband was initially formed in 1995 by ITC Holding Company, Inc., a telecommunications holding company in West Point, Georgia, and South Atlantic Venture Funds, and Knology was formed in 1998. For more information, please visit our Internet site at www.knology.com.

Information About Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that either individually or in the aggregate could cause actual results to differ materially from those expressed include, without limitation, (1) that the restructuring plan may not be consummated as planned, (2) that needed financing may not be available to us if and as needed, (3) that we may not retain or grow our customer base, (4) that we may fail to be competitive with existing and new competitors, (5) that we may not adequately respond to technological developments impacting our industry and markets, and (6) that a significant change in the growth rate of the overall U.S. economy may occur such that consumer and corporate spending are materially impacted. Other risks include those set forth in Knology’s Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and our other filings with the SEC.